                                                                    Exhibit 11.0

Computation of Earnings per Share

The following represents the computation of earnings per share reflecting the assumption that the granted shares under the option and warrants plan which would be dilutive will be exercised.

                                                                          Three Months Ended                 Six Months Ended
                                                                               June 30,                          June 30,
                                                                               --------                          --------
                                                                         2004           2003                2004           2003
Net earnings applicable to common shareholders - basic                $  470,754     $  217,333          $  807,461     $  485,313
Add:  Dividend to preferred shareholders                                  28,200             --              43,200             --
                                                                      ----------     ----------          ----------     ----------
Net earnings - diluted                                                $  498,954     $  217,333          $  850,661     $  485,313
                                                                      ==========     ==========          ==========     ==========

Weighted average common shares outstanding - basic                    12,483,979     12,322,908          12,447,374     12,315,655

Common share equivalents relating to stock options,
warrants and preferred stock
                                                                       3,582,024        144,913           3,606,673        120,599
                                                                      ----------     ----------          ----------     ----------

Adjusted common and common equivalent shares for
diluted computation                                                   16,066,003     12,467,821          16,054,047     12,436,254
                                                                      ==========     ==========          ==========     ==========

Net earnings per share:
         Basic                                                             $0.04          $0.02               $0.06          $0.04
         Diluted                                                           $0.03          $0.02               $0.05          $0.04

Anti-dilutive options not included in the earnings per
share computations                                                       365,100        936,431             365,100      1,186,252


See notes to consolidated financial statements